Boston Therapeutics PAZ320 Interim Clinical Trial Safety Results

PAZ320 Tested at Dartmouth-Hitchcock Medical Center in New Hampshire

MANCHESTER, NH -- (Marketwire - April 10, 2012) - Boston Therapeutics, Inc. (BTHE) (OTCBB: BTHE), a developer of diabetes therapeutics, announced today no safety concerns from the interim data analysis of the open label dose escalation crossover trial on Type 2 diabetic patients.

"We have already seen signficant reduction of post-meal elevation of glucose in preclinical models with PAZ320," said David Platt, Ph.D., Chief Executive Officer of Boston Therapeutics. "We are excited about our collaboration with Endocrinologist Sushela Chaidarun, M.D., Ph.D. and Dr. Laura E. Trask at Dartmouth Hitchcock Medical Center and the possiblility to help millions of people with high blood sugar and diabetes."

PAZ320 is a non-systemic chewable complex carbohydrate-based compound designed to reduce post-meal elevation of blood glucose. It is a proprietary polysaccharide designed to be taken before meals and works in the gastrointestinal system to block the action of carbohydrate-hydrolyzing enzymes which break down carbohydrates into glucose and release it into the bloodstream. This clinical study is evaluating the safety and efficacy of PAZ320 when added to oral diabetes agents or insulin. The study population consists of adults aged 18-75 years with Type 2 diabetes, either on oral agents or insulin with a BMI of 25-45 kg/m2 and with A1c of less than 9.0%.

"Given the many complications that stem from uncontrolled diabetes, it is important to implement measures that will better control glucose levels throughout the day," said Dr. Laura Trask, MD, Co-Principal Investigator of the study with Dr. Chaidarun. "By providing another way to appropriately control the postprandial glucose increase following a meal, diabetics may better control their glucose level."

About Dartmouth-Hitchcock Medical Center

Dartmouth-Hitchcock Medical Center (DHMC) is a nationally ranked academic medical center located in Lebanon, New Hampshire in the United States and includes the Dartmouth-Hitchcock Clinic and the Dartmouth Medical School, one of America's oldest and most respected medical schools.

About Boston Therapeutics, Inc.
Boston Therapeutics is a leader in the field of glyco-pathology, a specialized field involving understanding the importance of carbohydrates in biochemistry and progression of diseases. The Company's initial product pipeline is focused on developing and commercializing therapeutic molecules for diabetes: PAZ320, a non-systemic chewable therapeutic compound designed to reduce post-meal glucose excursion, SUGARDOWN®, a non-systemic chewable complex carbohydrate-based dietary supplement designed to moderate post-meal blood glucose, and IPOXYN™, a complex carbohydrate-based oxygen therapeutic administered intravenously for limb ischemia. Boston Therapeutics is headquartered in Manchester, NH.

Additional information is available at www.bostonti.com.

SUGARDOWN® and IPOXYN™ are registered trademarks of Boston Therapeutics, Inc.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements.

More information about those risks and uncertainties is contained and discussed in the Company's most recent quarterly or annual report and in the Company's other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company's views as of the date of this news release and should not be relied upon to represent the Company's views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

Investor Contact:
Ken Tassey
President
Boston Therapeutics, Inc.
978.886.0421
ken.tassey@bostonti.com
www.bostonti.com